Exhibit 99.1

AT THE COMPANY	AT FRB WEBER SHANDWICK
John L. Coker	Marilynn Meek — General Info. (212) 445-8451
Sr. Vice President, Finance and Administration	Julie Tu — Analyst (212) 445-8456
and Chief Financial Officer
(301) 762-5260

FOR IMMEDIATE RELEASE:
October 22, 2003

BioReliance Reports Record Third Quarter and Nine Month Results

Underlying Record Results Affected by
Foreign Currency Gain and Acquisition Transaction

ROCKVILLE, MD; October 22, 2003 – BioReliance Corporation (Nasdaq: BREL) today reported record revenue and profit for its third quarter ended September 30, 2003. Revenue increased 13% to $24.3 million from $21.6 million for the third quarter of 2002. Net income, including a foreign currency gain, increased 44% to $4.6 million for the third quarter, compared to net income of $3.2 million for the same period in 2002. Earnings per share (diluted) for the third quarter of 2003 were $0.53 compared to $0.36 for the third quarter last year.

For the nine months ended September 30, 2003, revenue was $68.6 million compared to $61.3 million for the comparable period last year. Net income for the first nine months of 2003 was $10.1 million compared to $8.1 million for the corresponding period last year. Earnings per share (diluted) for the first nine months of 2003 were $1.15 compared to $0.91 for the same period in 2002.

The Company’s results for the third quarter included a foreign currency gain of approximately $1.2 million after taxes or $0.14 per share in the quarter and nine-month periods. This gain arose from a shift in the value of the U.S. dollar, the Company’s reporting currency, immediately following the acquisition of Q-One Biotech Group Ltd. (Q-One). The acquisition transaction was denominated in British pounds sterling. The Company is in the process of establishing foreign currency hedges that are expected to reduce or eliminate such similar gains or losses that may arise from this transaction in future periods.

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BioReliance Corporation

BioReliance’s third quarter results also include the results of Q-One from September 23, 2003, the date the acquisition was completed, through September 30, 2003. Offsetting those earnings, the Company incurred non-capitalized transaction costs and subsequent reorganization costs in an approximately equal amount.

Capers McDonald, President and CEO, said, “Today, following the successful acquisition of Q-One, we believe we are the best-positioned biologics service company in all our geographic markets on a world-wide basis. We are extremely pleased that our operating management has taken successful strides towards the integration of Q-One while maintaining record operating levels in our existing business units.”

Raymond Cosgrove, Ph.D., Senior Vice President, Europe and International, added, “We have been successful in identifying and incorporating into important operating roles the talented management from Q-One. We are looking forward to the contribution they can make to the operating results of our combined businesses.”

McDonald concluded, “We now project earnings per share on a fully diluted basis for the year 2003 to be in the range of $1.55 to $1.60 per share compared to $1.21 in 2002. I remind you that the 2003 earnings include the foreign currency gain, the results of Q-One from September 23, 2003, the related transaction costs and subsequent reorganization costs. We are pleased with the contribution that the Q-One acquisition is expected to make in the fourth quarter and look forward to the operational efficiencies and increased market opportunities we anticipate as we more fully integrate the company’s operations in 2004 and beyond. The actual results for 2003 can be significantly affected by many factors outside our control, certain of which we have outlined for you in our 10-K and 10-Q filings with the Securities and Exchange Commission.”

About BioReliance

BioReliance Corporation is a leading, global contract service organization providing integrated testing, development and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company believes it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

This press release contains forward-looking statements that describe BioReliance’s future plans and objectives. These statements include statements regarding the Company’s expectations for earnings during 2003. The risks and uncertainties are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission,

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BioReliance Corporation

including in its Form 10-K filed on March 31, 2003 and include, but are not limited to, the following: (1) the dependence of BioReliance’s business strategy upon market acceptance of biologics, (2) the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies, (3) lower than expected returns on capital expenditures, (4) risks associated with the short-term nature of BioReliance’s contracts, (5) possible termination for convenience of government contracts, (6) the loss of significant contracts or customers, (7) difficulty in accurately predicting revenue due to the short-term nature of BioReliance’s contracts, (8) the success of BioReliance’s new contracts and whether they will contribute to revenue growth, (9) difficulty in managing changes associated with the BioReliance’s growth, (10) inability to generate sufficient revenue to cover costs of its U.S. manufacturing facility, (11) increased competition associated with consolidations in the industry, (12) technological advancements by BioReliance or its competitors, (13) the inability to attract and retain qualified scientific and technical personnel, (14) potential civil and regulatory liabilities associated with BioReliance’s testing and manufacturing activities involving hazardous materials, (15) potential regulatory sanctions by the FDA, (16) the successful integration of and performance by Q-One Biotech, (17) the ability of the Company to secure foreign currency hedging transactions that mitigate exposure to currency fluctuation risks, and (18) general economic and market conditions in the United States and in other countries in which BioReliance currently does business.

Financial tables follow.
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BIORELIANCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$24,318	$21,594	$68,572	$61,340
Cost of Sales	13,975	12,090	40,001	35,083

Gross Profit	10,343	9,504	28,571	26,257
Expenses:
Selling, general & administrative	4,507	4,215	13,534	12,736
Research and development	206	225	634	681

Income from operations	5,630	5,064	14,403	12,840
Interest & other expense (income), net	(1,636)	65	(1,592)	120

Income before income taxes	7,266	4,999	15,995	12,720
Income tax provision	2,689	1,825	5,918	4,643
Net income	4,577	$3,174	$10,077	$8,077

Earnings per share – basic:
Net income per common share outstanding	$0.55	$0.38	$1.20	$0.96

Weighted average common shares outstanding	8,344	8,444	8,403	8,425

Earnings per share – diluted:
Net income per common & common equivalent shares outstanding	$0.53	$0.36	$1.15	$0.91

Weighted average common & common
equivalent shares outstanding	8,709	8,876	8,752	8,899

CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,

	2003	2002

Cash and cash equivalents	$17,081	$35,808
Accounts receivable	$27,624	$22,496
Total assets	$177,299	$102,889
Total liabilities	$95,837	$33,095
Stockholders’ equity	$81,462	$69,794